Exhibit 23




              Report of Independent Registered Accounting Firm



The Plan Administrator of the VSE Corporation Employee ESOP/401(k) Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-15307) on Form S-8 of VSE Corporation, Inc. of our report dated
June 27,2008, with respect to the statements of net assets available for benefits of VSE Corporation Employee ESOP/401(k) Plan as of December 31, 2007 and 2006, the related statement of changes in net asset available for benefits for the year then ended, and the related supplemental schedule as of December 31, 2007 and 2006, which report appears in the December 31, 2007 annual report on Form 11-K of VSE Corporation Employee ESOP/401(k) Plan.



/s/ Goodman & Company, L.L.P



Mclean, Virginia
June 27, 2008